Exhibit 10.1

Severance and General Release Agreement

By and Between

Scott Galit and MetaBank

Dated February 8, 2010

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Severance and General Release Agreement (“Agreement”) made this 8th day of February, 2010, by and between Scott Galit (“Employee”), an individual, and MetaBank (“Bank”), a corporation.

WHEREAS, Bank has decided to accept Employee’s resignation from employment with Bank effective on February 5, 2010; and

WHEREAS, the purpose of this Agreement is to provide certain benefits to Employee following termination of employment in exchange for a covenant not to sue and general release of all claims against Bank; and

WHEREAS, by executing this Agreement, Bank does not admit that Employee possesses a legally valid claim or potential claim, and without admitting wrongdoing or liability, Bank desires to enter into this Agreement to put to rest all potential controversies between the parties and avoiding the costs and expenses associated with defending any such claims or controversies;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Employee and Bank agree as follows:

1.                                      TERMINATION.  Employee’s termination of employment is effective on February 5, 2010 (the “Termination Date”).   Bank shall pay Employee the Employee’s normal compensation through the Termination Date.  In addition, Bank agrees to pay Employee the net balance of any accrued but unused vacation and/or floating holidays as of the Termination Date in the amount of Nineteen Thousand Eight Hundred Fifty-Nine and 58/100 Dollars ($19,859.58) less applicable withholding elected by Employee or as required by applicable law.

2.                                      SEVERANCE.  In consideration of a fully enforceable Severance and General Release Agreement and other promises made by Employee as set forth herein, Bank shall provide the following Severance Benefits to Employee:

a.                                      Separation Pay.  Bank shall pay Employee One Hundred Twenty-Seven Thousand Five Hundred and No/100 Dollars ($127,500.00) in one lump sum, which represents an amount equal to Employee’s regular wages for twenty-six weeks, less standard withholding and deductions elected by Employee or required by applicable law, payable on the first pay period at least eight (8) days after Bank’s receipt of the executed Agreement provided Employee does not revoke Employee’s acceptance of the Agreement as provided in Paragraph 11.  Employee acknowledges that said Separation Pay amount is over and above any sums payable to Employee as a result of the cessation of the employment relationship with Bank.

b.                                      Employee Benefits.  Bank will continue to provide Employee all regular employee benefits up to the Termination Date.  Employee may be eligible to continue coverage under Bank’s group health insurance plan, and any other plans to which rights accrue under the Comprehensive Omnibus Reconciliation Act of 1985 as amended

(COBRA), to the extent required under COBRA.  Coverage under the COBRA plan[s] shall be in accordance with the terms of the plan[s] as such may be amended from time to time.  If Employee elects COBRA coverage, Bank will pay Employee’s COBRA premium for health insurance coverage, as such coverage exists on Employee’s last day of employment, until the earlier of the following occurs:  1) three months following the Termination Date; or 2) the date Employee is no longer eligible for COBRA coverage.

c.                                       Bank will reimburse all reasonable business expenses incurred by Employee prior to the Termination Date which remain unreimbursed as of the Termination Date, provided that such expenses are reimbursable under Bank’s policy and provided further that Employee submit such reasonable substantiation and documentation as may be specified by Bank within sixty (60) days of the Termination Date.

3.                                      ADVISORY AND CONSULTING SERVICES.  In consideration of the Separation Benefits described in Paragraph 2 above, Employee agrees to provide a maximum of eighty (80) hours of advisory and consulting services to Bank during the twelve (12) months following the Termination  Date upon reasonable notice from the Bank’s Board of Directors, its President or the President of Meta Payment Systems.  Furthermore, Employee agrees to cooperate fully with Bank during the twelve (12) month period and thereafter on matters relating to his employment in the conduct of Bank business, including any litigation, claim or suit in which Bank deems Employee’s cooperation is needed.  Employee acknowledges that he has no authority to bind Bank either as a officer, employee or agent following the Termination Date.  Bank shall pay or reimburse Employee for all reasonable out-of-pocket business expenses actually incurred or paid by Employee in the performance of such advisory and consulting services, subject to such reasonable substantiation and documentation as may be specified by Bank from time to time.  All business expenses shall be submitted by Employee for reimbursement not later than thirty (30) days after such expenses are incurred.

4.                                      NON-DISPARAGEMENT.  Employee agrees that Employee will not make disparaging, uncomplimentary or negative remarks about Bank, its products, business affairs or employees for a period of one year.  As damages from a violation of this Section will be difficult to measure, the parties agree that liquidated damages of $10,000 are reasonable, and Employee shall pay Bank this amount for any breach of this Section.

5.                                      DENIAL OF ANY VIOLATION — AGREEMENT NOT EVIDENCED.  Bank expressly denies any violation of its policies, procedures, contractual obligations, or state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Bank and Employee relating to any alleged violation of Bank policies or procedures or any state or federal law or regulation, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as an admission by Bank of any violation of its policies, state or federal laws, or regulations.  Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceedings as evidence of or an admission by Bank of any violation of its policies, procedures, state or federal laws.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to an order protecting its confidentiality.

6.                                      GENERAL RELEASE AND DISCHARGE.  Except for those obligations created by or arising out of this Agreement for which receipt or satisfaction has not been acknowledged herein, Employee on behalf of Employee and Employee’s decedents, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Bank and its parent, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and  successors, past and present and each of them, hereinafter together and collectively referred to as “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities, of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee now owns or holds or has at any time heretofore owned or held as against said Releasees, arising out of or any way connected with Employee’s employment relationship with Bank or the termination of Employee’s employment or any other transactions, occurrence, actions, omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission, by or on the part of said releases, or any of them, committed or omitted prior to the date of this Agreement.

Employee specifically understands and agrees that this waiver, release and discharge includes:

(a)                                 All claims arising under federal, state or local laws prohibiting employment discrimination such as, without limitation,

i.                                          The Age Discrimination in Employment Act (ADEA);

ii.                                       The Older Workers Benefit Protection Act (OWBPA);

iii.                                    Title VII of the Civil Rights Act of 1964;

iv.                                   The Civil Rights Act of 1991;

v.                                      The Americans With Disabilities Act (ADA);

vi.                                   The Equal Pay Act;

vii.                                The Family and Medical Leave Act;

viii.                             The Worker’s Adjustment and Retraining Notification Act (WARN);

ix.                                   The Occupational Safety and Health Act;

x.                                      The South Dakota Human Relations Act and the fair employment practices laws of the state or states in which Employee has been employed by Bank or any of its subsidiaries or other affiliates;

xi.                                   The New York State Human Rights Law, New York City Human Rights Law, the New York State Workers Compensation Law, and New York Labor Law Wage and Hour Claims;

(b)                                 Claims for breach of contract, either express or implied;

(c)                                  Claims for personal injury, harm or damages, whether intentional or unintentional;

(d)                                 Claims growing out of any legal restrictions on the right to terminate Employee, including any claim for wrongful discharge;

(e)                                  Claims for benefits including, without limitation, those arising under Employees’ Retirement Income Security Act of 1974;

(f)                                   For any other work related claim that may arise from or may be related to her employment, up to and through the date of this Agreement; and

Employee agrees not to litigate any such claims except for breach or validity of this Agreement. Bank and Employee agree that by entering into this Agreement, Employee does not waive claims that may arise after the date the Agreement is executed or any claim for any vested rights under any applicable pension plan.

Employee represents and warrants that Employee has been paid all wages due and owing from Bank, including but not limited to overtime, in accordance with the Fair Labor Standards Act, and has received any and all benefits for which Employee would be eligible under the Family and Medical Leave Act.

7.                                      BUSINESS INFORMATION — CONFIDENTIALITY.  Employee acknowledges that by reason of Employee’s position with Bank, Employee had access to trade secrets and other non-public information relating to MetaBank or its affiliates, including without limitation:  any MetaBank proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of MetaBank), prices and costs, markets, software, developments, inventions, protocols, interfaces, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets or other business information disclosed by MetaBank either directly or indirectly in writing, orally or by drawings or observation of parts or equipment (the “Confidential Information”); provided, however, that Confidential Information does not include information that is publicly available or generally known in the industry through no fault or misconduct of Employee.

Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to MetaBank and/or its affiliates, and MetaBank derives economic benefits from maintaining such information confidential.  Employee shall (i) hold the Confidential Information in the strictest confidence and take all reasonable precautions to prevent the inadvertent disclosure of Confidential Information to any unauthorized individual or entity; and (ii) not disclose or use the Confidential Information.  This restriction shall remain in effect for so long as the information at issue falls within the definition of Confidential Information.

8.                                      RETURN OF CONFIDENTIAL MATERIALS.  Employee shall return to Bank and shall not take or copy in any form or manner any Confidential Materials and information, including all originals and copies, whether in paper or computer stored form.

9.                                      PAYMENT OF TAXES.  Employee agrees that Employee shall be exclusively liable for the payment of all federal and state taxes which may result from the payments contemplated by this Agreement.  Employee acknowledges that Bank and/or its attorneys do not make and have not made any representations regarding the taxability of the payments.

10.                               RIGHT TO CONSULT WITH ATTORNEY.  Employee acknowledges that Employee has a right to consult with an attorney or any other advisor, counselor or consultant of Employee’s choosing prior to signing this Agreement and that Employee is hereby advised in writing to consult with an attorney prior to executing this Agreement.

11.                               WAIVER OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990.  Notwithstanding anything in this Agreement to the contrary, Employee understands this voluntary waiver releases Bank of any and all claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act of 1990 (OWBPA) and that Employee has been given forty-five (45) days to sign this Agreement after it has been received in order to consider all its’ terms fully.  Employee acknowledges that upon the commencement of the period for consideration of this Agreement, MetaBank provided Employee with the information required by the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act of 1990 as set forth in Exhibit A attached hereto.  Employee may revoke Employee’s acceptance of this Agreement at any time within seven (7) days following execution of this Agreement and the Agreement shall not become effective or enforceable until expiration of this seven (7) day period (the “Revocation Period”).  Should Employee revoke this Agreement during the Revocation Period, this entire Agreement shall be deemed null and void.  This waiver does not apply to rights or claims under the ADEA and OWBPA that may arise after the date the waiver is executed.  If Employee desires to revoke this Agreement, revocation may be made by a written revocation delivered to Sandy Hegland, Senior Vice President, Director of Human Resources, MetaBank, 418 Sixth Ave., Suite 205, Des Moines, Iowa 50309.

12.                               DEADLINE TO EXECUTE AND DELIVER AGREEMENT.  This Agreement shall be null and void and have no force and effect if not executed and delivered by Employee to Sandy Hegland, Senior Vice President, Director of Human Resources, MetaBank, 418 Sixth Ave., Suite 205, Des Moines, Iowa 50309 on or before March 22, 2010.

13.                               EMPLOYEE ACKNOWLEDGMENTS.  Prior to signing this Agreement, Employee acknowledges that Employee read and carefully considered this Agreement, and had an opportunity to ask questions about it, to discuss this Agreement with Employee’s attorney, advisor, counselor, consultant or other person of Employee’s choosing.  Employee acknowledges that Employee is signing this Agreement freely and voluntarily.  Employee acknowledges receiving a copy of this Agreement on February 5, 2010.

14.                               COMPLETE AGREEMENT.  This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment, voluntary resignation from the same, and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of the Agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

15.                               SEVERABILITY AND INVALID PROVISIONS.  If any provision of this Agreement or the application hereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end, the provisions of this Agreement are declared to be severable.

16.                               CHOICE OF LAW / CONSENT TO JURISDICTION.  This Agreement shall be deemed to have been executed and delivered from the State of South Dakota, and the rights of obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of South Dakota without regard to the principles of conflicts of law.  Employee agrees that any lawsuit arising directly or indirectly or otherwise in connection with, out of or related to this Agreement may be litigated only in the courts whose situs is within the State of South Dakota, and Employee specifically waives any right Employee may have to transfer or change venue of any such litigation, and herby consents and submits to the jurisdiction of any courts located within the State of South Dakota.

17.                               JOINT PREPARATION OF AGREEMENT.  Each party has cooperated in drafting the preparation of this Agreement.  Hence, any construction to be made of this Agreement shall not be construed against any party on the basis that the party was the drafter.

18.                               WAIVER OF BREACH — EFFECT.  No waiver of any breach of any term of provision of this Agreement shall be construed to be nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

19.                               FURTHER EXECUTIONS.  All parties agree to cooperate fully and to execute any and all supplementary documents to make all additional actions that may be necessary or appropriate to give full force to the basic terms intended of this Agreement which are not inconsistent with its terms.

20.                               HEADINGS NOT BINDING.  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or a term of this Agreement.

21.                               AT WILL EMPLOYMENT. By signing below, Bank and Employee agree that Employee was free to terminate employment with Bank at will, without cause, and Bank was free to terminate the employment of Employee, at will, without cause.

22.                               STATUS DURING SEVERANCE BENEFIT PERIOD. Commencing with the Termination Date, Employee shall cease to be an employee of Bank for any purpose. The payment of Severance Pay under this Agreement shall be payments to a former employee.

23.                               ATTORNEYS’ FEES.  If litigation is commenced to enforce this Agreement, the party who substantially prevails in such litigation shall be entitled to the recovery of reasonable attorneys’ fees, costs and expenses (including deposition and other discovery expenses), which recovery shall be enforceable by judgment of the court.

I have read the foregoing Agreement, I accept and agree to the provisions it contains, and hereby execute it voluntarily with full understanding of its consequences.

Executed this 8th day of February, 2010.

MetaBank

/s/ Scott Galit	/s/ Brad C. Hanson
Scott Galit	Brad C. Hanson, Executive Vice President of Meta Financial Group and MetaBank and President of Meta Payments Systems